EXHIBIT 99.02

WOODHEAD INDUSTRIES

Moderator: Philippe Lemaitre
November 18, 2005
10:00 a.m. CT



Operator: Good morning and welcome to the Woodhead Industries 2005 fiscal fourth quarter and year-end conference call. Before we begin, let me remind the audience that comments made during the conference call being held today November 18, 2005, contain statements that are forward-looking. These statements are based on current expectations that are subject to risks and uncertainties. In particular, such risks include future actions, respective products, future performance, or results of current or anticipated products, sales efforts, expenses, changes in foreign exchange rates, the outcome of contingencies such as legal proceedings, general economic and business conditions, competition and other issues discussed in the company's Form 10-K and other SEC filings. I would also like to remind today's audience that the call is being recorded.

         Let me now introduce our host for today's call, Mr. Philippe Lemaitre, Chairman and Chief Executive Officer of Woodhead Industries. Please go ahead, Mr. Lemaitre.

Philippe Lemaitre: Thank you, Jessica, and good morning everyone. We appreciate you joining us today to review our performance and financial results for our 2005 fourth quarter and fiscal year.

         With me today is Bob Fisher, Vice President of Finance and Chief Financial Officer, and Joe Nogal, our Vice President and Treasurer/Controller.

         I will begin today's call with a summary of our fiscal 2005 performance. Bob will then take you through the financials in greater detail and review our results by business segment. Finally, I will return to provide a brief outlook on our 2006 operating strategy and the opportunities that lie ahead of us for our Company. I will also provide guidance for 2006 revenue and earnings. We will conclude as usual with any questions you have.

         Prior to discussing our fourth quarter and fiscal year results, it is important to note that as a result of being on a statistical fiscal calendar, our 2004 fourth quarter and full year included one extra week of operations relative to the 2005 fourth quarter and full year. So when making year-over-year comparisons, this situation negatively affects all reported revenue comparisons by 7.7 points for the quarter and 2 points for the year.

         We continue to be pleased with the momentum in our North American Connectivity business which produced robust growth during the fourth quarter climbing 15.5 percent year over year. These results provide evidence that the growth initiatives implemented during 2004 are bearing fruit and enabling us to expand and capitalize on strong demand for our products. Unfortunately, the strong Connectivity performance from this region was partially offset by lower revenue from our European markets which declined 16.9 percent. This weakness was most pronounced in Italy and in the U.K. which continued to be affected by challenging economic conditions. Although we cannot control the macro-economic environment and its impact on end-market demand, we have been proactively working on several initiatives to drive future growth in this region. These initiatives, which are very similar to the ones implemented in North America in 2004, involve efforts to improve the efficiency and effectiveness of our sales, marketing and engineering operations. Given our recent successes in North America, we are now confident that these efforts will yield measurable benefits in Europe in fiscal year 2006 and beyond.

         Fourth quarter sales were $53 million, equal to the same period last year. Net income was $2.7 million, or 22 cents per share, down from $3.4 million and 28 cents per share for the same period in 2004. It is important to note that non-operating items materially affected year-over-year comparisons for both the quarter and fiscal year. Bob will discuss these items, which benefited the 2004 periods more than they did during 2005, a little later in this call.

         For the full year, we recorded total sales of $215 million, up 6.6 percent from fiscal 2004. Net income was $8.4 million, which equates to 68 cents on a per share basis, up from $8 million, or 66 cents per share, in 2004.

         I will now turn the call over to Bob who will give you our financial performance in greater detail. Bob.

Robert Fisher: Thank you, Philippe.

         Reported consolidated fourth quarter revenue was $53 million, about equal to last year's sales of $53.1 million. Revenue growth from North American operations was strong, particularly in our Connectivity segment. Income from operations for the quarter was $3.4 million and net income was $2.7 million, or 5 percent of sales. This compares to income from operations of $2.9 million and net income of $3.4 million last year. Earnings per share were 22 cents in the current year compared to 28 cents in 2004.

         While the reported EPS number is down year over year, it is important to understand the drivers. First, the additional week last year was worth about 2 cents per share. Other non-operating items, primarily foreign exchange gains and tax rates, also affected year-over-year performance comparisons. These other items added 6 cents per share of earnings in the 2005 fourth quarter compared to adding 16 cents per share in the same period last year. To help you understand these impacts for the quarter and the full year, we will attach a detailed reconciliation to our 8-K filing of the conference script.

         I will now provide some additional insight on our segment results for the fourth quarter. Connectivity segment sales were $39.7 million, flat with the fourth quarter in 2004. North America revenue was very strong registering a 15.5 percent year-over-year increase while Europe and Asia turned in weaker-than-expected results declining 16.9 percent and 1.6 percent respectively. Income from operations was $3.6 million, or 77 percent higher than last year due to lower operating expenses and higher product margins.

         Electrical segment revenue was $13.4 million, about equal to last year. Income from operations for the segment was $1.2 million, down from $1.5 million last year. The decline in operating income in this segment was primarily related to higher LIFO costs and higher freight costs.

         The company's gross margin for the fourth quarter was 38 percent compared to 37.7 percent for the fourth quarter of 2004. This is the combination of Connectivity improving and Electrical deteriorating as already mentioned. Operating expenses totaled $16.8 million for the quarter, down 2.4 percent year-over-year and down 1.8 percent sequentially from Q3. The decrease in operating expenses compared to last year was primarily due to one less operating week in 2005, less incentive pay, and the non-recurrence of some of the growth initiative costs. These savings were primarily offset by $1.1 million spent on SOX compliance during the quarter.

         Backlog during the quarter increased by $200,000 and finished the year at $16.3 million, up 5 percent from a year ago. Our backlog has continued to grow during our current quarter and now stands at $19.5 million.

         Now I'll summarize the full year results. Fiscal 2005 consolidated revenue was $215 million, up 6.6 percent compared to 2004. Income from operations totaled $11.6 million, up from $9.9 million in 2004. Net income for the year was $8.4 million equal to 3.9 percent of sales. On an earnings per share basis, we made 68 cents in 2005, up 3 percent from 66 cents in fiscal year 2004.

         Similar to the fourth quarter, several non-operating items affected our financial results and are important to keep in mind when looking at year-over-year comparisons. First, as in the fourth quarter, the difference in the number of weeks was worth about 2 cents per share year over year. Other non-operating items, primarily product line divestitures, foreign exchange gains and tax rates, added 16 cents per share in 2005 compared to adding 26 cents per share in 2004, a 10-cent-per-share change. This information should provide better clarity to our positive operating improvement year over year.

         Connectivity segment revenue was $162.3 million, up 10.4 percent from last year, and income from operations was $9.7 million, more than double the $4.6 million realized during 2004. Strong revenue growth of 17.2 percent in North America and 16.5 percent in Asia was partially offset by weaker-than-anticipated results in Europe which registered 2 percent growth year over year. Income from operations benefited from the higher revenue, increased plant utilization, and improved product margins.

         Electrical segment revenue was $52.7 million compared to $54.7 million a year ago, and income from operations was $4.8 million compared to $6.6 million last year. Sales in this segment were lower than last year primarily because of several large non-recurring orders that fell in the second and third quarters of 2004. These sales were $3.1 million in 2004. Margins were affected by product mix and operational issues that first surfaced during the first quarter of 2005 and increased LIFO and freights costs in Q4.

         The Company's 2005 fiscal year gross margins declined seven tenths of a point to 37 percent as margin improvements in our Connectivity business were more than offset by issues in the Electrical segment. Operating expenses for 2005 fiscal year totaled $68 million, up $1.9 million from $66.2 million in 2004. The major increases in 2005 operating expenses were $2.4 million of incremental expense associated with SOX compliance, $1.5 million from foreign exchange rate changes, and the non-recurrence of the medical retiree pickup of $700,000. Partially offsetting these increases were lower incentive pay, the elimination of $1.1 million of restructuring charges, and the extra week that was worth approximately $1 million. As a percent of sales, operating expenses decreased to
31.6 percent from 32.8 percent in 2004.

         For the full year, our international business accounted for 45 percent of our revenue, equal to the rate in 2004. Cash flow from operations this year was $15.8 million, up from $12.4 million last year. At year end cash on hand was $13.9 compared to $16.7 million at the end of 2004 fiscal year as we continued to pay down our long-term debt. We paid off $5.7 million of this debt in September. Inventory turns were down slightly compared to last year and day sales outstanding remained constant.

         Capital expenditures for the year were $1.9 million ...

Philippe Lemaitre: That's 9.1.

         Robert Fisher: I'm sorry, $9.1 million, up from $7.4 million last year. The increase in this capex year over year is primarily attributable to our investment in a new worldwide ERP system which will start to go live in mid-year 2006. Despite this increase, capex remained lower than depreciation and amortization, which was $11.8 million.

         Finally, as we review our standard financial metrics, our book value at year end was $9.80 per share, up from $9.67 per share last year, and return on average shareholder investment was 7.3 percent for the year, up from 7.1 percent last year.

         Next I would like to provide you with a brief update of our Sarbanes-Oxley section 404 compliance. In conducting the evaluation of our internal controls for financial reporting as of year end 2005, we have determined that a Material Weakness existed in the area of inventory accounting. Certain inventory reconciliations were not operating effectively during fiscal 2005. We have made the appropriate changes to our internal controls and all accounts were reconciled at year end. As a result, a $230,000 unfavorable adjustment was booked at year end.

         Before turning the call back over to Philippe, I would like to briefly mention a situation that will positively impact our 2006 first quarter and full year results. Last Friday we settled litigation with another party and the effect of the settlement is worth approximately 7 cents per share of income.

         I'll now turn the call back to Philippe.

Philippe Lemaitre: Thank you, Bob.

         2006 has all the prospects of being a good year. Our innovation engine continues to turn out many new products, and we continue to expand our product portfolio.

         Although our North American operations continue to produce robust growth, we still expect to see continued near-term weakness in Europe. As a result, we are currently forecasting revenue growth of 8 to 12 percent overall for 2006 fiscal year.

However, we expect improved margin performance to drive earnings growth at the meaningful higher rate. We expect first half revenue to be in the range of $113 to $115 million and earnings per share between 42 and 45 cents. For the second half of our 2006 fiscal year, we expect revenue of $118 to $120 million and earnings per share between 47 and 50 cents. Both our first half and full year guidance include the effect of the legal settlement mentioned by Bob. And in addition the full year estimate includes 4 cents per share of incremental costs related to stock award expensing.

         The markets for our products and our ability to innovate continue to expand, and we are also finding better ways to produce and market them. Our geographic and product diversity serves to insulate us from the more volatile cycle of relying on one region or another, and we are able to use our global operating expertise to leverage best practices between our units.

         Our success in Connectivity growth and profitability this year in North America is a model for our worldwide growth over the next 2 years. We are clearly seeing the fruits of our efforts over the last 2 years.

         I would like to thank our employees around the world for their contributions to the Company, and I encourage them to continue to implement our model world-wide in order to achieve our potential in the coming years.

         Operator, I think we are ready now to take questions.

Operator: Thank you. The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. We will proceed in the order that you signal us, and we'll take as many question as time permits. Once again, please press star one on your touch-tone telephone to ask a question.

         And we'll take our first question from John Franzreb, with Sidoti & Company.

John Franzreb: Good morning, gentlemen.

Philippe Lemaitre: Good morning, John.

John Franzreb: First question is could you review the Connectivity segment sales by region?

Robert Fisher: In terms of the full year?

John Franzreb: I was actually looking for the quarter, but whatever you have handy would be fine.

Robert Fisher: OK. I'll give you the quarter and the full year.

John Franzreb: OK.

Robert Fisher: Connectivity in the quarter, North America was about $22 million, Europe about $15, and Asia about $3.

John Franzreb: OK.

Robert Fisher: For the full year, North America $85 million, Europe $67, and Asia $10.

John Franzreb: OK. What was the growth rate in Asia year over year?

Robert Fisher: In Asia for the full year is 16.5 percent.

John Franzreb: OK. Thank you. Now, the tax rate, could you provide a little color of what's going on there and what we should be using as a model for next year?

Joseph Nogal: Going forward, the rate should be between 35 and 37 percent. We finished an IRS audit in our third quarter which allowed us to release a tax contingency accrual which helped us in the third quarter. And we've also, throughout the year, have been benefiting from a favorable tax rate on our exchange gains up in Canada. That will also go away next year as we have locked in forward contracts for our last 3 payments on the Canadian loan.

John Franzreb: Did that result in a one-time gain for the quarter?

Joseph Nogal: There is no gain with regards to the forward contract. What it does is it protects us as far as the exchange rate goes forward for the next three years. So the forwards should significantly offset any gains or losses in exchange rates with regards to the forward and the loan.

John Franzreb: OK. Regarding the SOX expense for the year. I think you said the full year's tally was $2.6 million.

Robert Fisher: $2.4.

John Franzreb: $2.4 million. OK. What's the estimate now going forward?

Robert Fisher: Our estimate for the fiscal 2006 is between a million and a million and a half.

John Franzreb: OK. What's the capex budget going to look like next year with the ERP still being rolled out?

Robert Fisher: $8.5 million.

John Franzreb: OK. Could you provide some more color on the legal settlement?

Philippe Lemaitre: Well, we're limited here because of the characteristic of the legal settlement. But I can give you some color. This is a six and a half year battle. We had some claims vis-a-vis someone that was using some of our software, and we prevailed - or we didn't prevail because there was a not a trial, but we prevailed in a negotiation and we got - we got compensation for it.

John Franzreb: OK. One last question and I'll get back into queue. Over the past year you've been - or during calendar 2005 you've been implementing some price increases. Can you tell me how well they've stuck and if you've any plans to implement any more?

Philippe Lemaitre: Yes, they took - we didn't have any problem implementing the price increases. And, you know, we still are contemplating some in the coming year.

John Franzreb: OK, thank you very much, Philippe.

Philippe Lemaitre: Thank you.

Operator: We'll take our next question from Kevin Sarsany with Foresight Research Solutions.

Kevin Sarsany: Hi, guys.

Philippe Lemaitre: Good morning, Kevin.

Kevin Sarsany: How are you guys?

Philippe Lemaitre: Fine.

Kevin Sarsany: Good, good. I have a couple questions. The Electrical profitability, can you give a little more detail on the LIFO and the freight charges and if you're getting any price increases in that business?

Robert Fisher: The LIFO adjustment is very contingent upon what the mix of inventory is that we have at the end of any quarter. And so we're not forecasting that it's going to be significant one way or the other in 2006. The freight expenses still relate to the migration of the Aero-Motive product down to Juarez, and we're in the process of finding new suppliers for our raw materials and components in the Southwest so we're not shipping them from Michigan or the Midwest.

Kevin Sarsany: Now, are you getting price increases there? I mean ...

Robert Fisher: We are getting price increases.

Kevin Sarsany: You are, OK. Because, I mean, sequentially your revenue was basically flat but your profitability declined kind of - kind of like 200 basis points or so.

Robert Fisher: Yes.

Kevin Sarsany: OK. All right. On the SOX, you got - last quarter you talked about the ...

Philippe Lemaitre: Kevin.

Kevin Sarsany: Yes.

Philippe Lemaitre: Kevin, before that the first quarter in Electrical was really bad, as you recall.

Kevin Sarsany: Yes.

Philippe Lemaitre: We had - we had a bunch of negative events and that obviously affected the full year, even though we corrected, you know, most of the issues.

Kevin Sarsany: Yes, what were those issues that continued to linger?

Philippe Lemaitre: Well, the freight is the only one that continued to linger.

Kevin Sarsany: So you're still moving ...

Philippe Lemaitre: And (here) we are completely - we have completely replaced our raw material suppliers in the Southwest. We still have that freight issues.

Kevin Sarsany: OK. And you think that's going to be resolved in the next quarter or two?

Robert Fisher: It'll get resolved. The freight costs will come down during 2006.

Kevin Sarsany: OK. And on the SOX expense. Last quarter you talked about it being about $800,000 and it came in at $1.1 million. Was that the $230,000 adjustment you were talking about?

Robert Fisher: No. The $230,000 was a balance sheet adjustment in inventory. The SOX costs are separate. The absolute cost with our external auditors and consultants that we had help us do the documentation and testing was what cost us in total for the year $2.4 million ...

Kevin Sarsany: OK.

Robert Fisher: ... of incremental expense.

Kevin Sarsany: But last quarter you talked about SOX about $800,000 in the fourth quarter and it came in at $1.1 million. What's the ...

Robert Fisher: Correct.

Kevin Sarsany: ... difference? I mean, you had 2 months ...

Joseph Nogal: It came from our external auditors.

Kevin Sarsany: What?

Philippe Lemaitre: Increased by our external auditors.

Kevin Sarsany: OK. My father loves that. He's an accountant. Now, to your guidance. Talking about the 42 to 45, that includes 7 cents, so that's somewhere in the high 30s, right? Excluding that 7 cent settlement.

Philippe Lemaitre: Correct.

Kevin Sarsany: OK. And in the second half, you know, if you do back-of-the-envelope math you're talking about revenue at about $230 million or so and EPS at about, you know, 85 to 90, back-of-the-envelope says operating margin is somewhere below your third quarter of 8.6, and you're talking about increasing margins. Can you kind of help me get to where you're talking about increasing margin and what level? If my math is correct.

Joseph Nogal: What you won't have repeating are the tax benefits, you will not have the benefits also from the foreign exchange as well. Taking it below operating profit. Those items...

Kevin Sarsany: OK. But above - but getting to the EBIT margin. I mean, third quarter was 8.6 and this quarter was 6.4. You got some stuff in there. But looking to 2006, where do you think that's going to come in?

Robert Fisher: Yes, a little bit higher than 8, to 8 1/2.

Kevin Sarsany: OK. OK, thank you.

Philippe Lemaitre: Thank you, Kevin.

Operator: We'll now hear from Bob McDorman, with Investment Counselors of Maryland.

Bob McDorman: On the Electrical side of the business, one time, years ago, I guess this was a lot more profitable. Is there any way that it can recover or has it become more of a commodity business now and - it just seems that it should be doing better than it is.

Philippe Lemaitre: Yes, I think overall this business should be a 40 percent gross margin business. We have been hit this year mostly by the - by the first quarter issues that we had. We have come back somewhat during the year. As we explained, we still have some freight costs that we need to solve, and we expect to solve them during 2006. But there is no reason that we see at least that this business should not give us solid 40, 40-plus-percent gross margin in the coming years. We have not lost market share. The military program come and go and have all over our last 10 years. So there is no major element in this business other than we screwed up in Q1 of this year and we are recovering from it.

Bob McDorman: Second question. You mentioned the backlog has picked up and you had a pretty strong year in Connectivity, at least North America. Is there - obviously your plan of increasing your product offerings, etc., is working and capital spending's pretty strong - are there any trends within any particular industries that you see that are positive or negative looking forward? Do you see acceleration in this business?

Philippe Lemaitre: Yes, I don't know if there are trends in the industry, but some of the things where we have been very successful, we have penetrated in the last year or so the robotics industry very well, and we also signed - as you'll recall, we mentioned we signed a year ago two major automotive contracts. We are bidding on a fairly large one right now, a world-wide contract that could be multi-million dollars per year for us. We should have an answer very soon, hopefully positive. I think we are counting on that. So, you know, if you look at the material handling, the robotics, and the automotive, we have made some good progress with a certain number of customers. And last year - and it has benefited us this year and certainly next year - we made some good - we got some long-term contracts with some food and beverage center manufacturers that also have contributed to some of the growth that we have seen in this year.

Bob McDorman: Just two more quick questions. On the ERP system and implementation, you spent a lot - everybody spends a lot of money on that. Do you ...

Philippe Lemaitre: Yes.

Bob McDorman: ... envision savings from that or do you envision just being able to leverage SG&A more sales ...

Philippe Lemaitre: It's definitely - well, first we had a very old system, or set of systems. And you have risks when you have old sets of systems. So that - if anything, this was the number one reason for us to start centralizing and having a more modern ERP system. One of the things that it will do, it will give us a lot more access to our data and to our transaction cost and certainly provide SG&A savings from a transaction cost point of view. Overall, it will make business simpler internally as well as with our customers, you know, EDI and things like that. How much that is worth, we - I don't think we have done a detailed accounting of that. But there will be savings based on that.

Bob McDorman: One last question. $230 million or so in revenues, assuming your forecasts are correct, and hopefully growth beyond that. It gets to about $20 a share in revenues. And a 5 percent net after-tax margin seems kind of low of, at least to me, for this kind of business.

Philippe Lemaitre: Yes.

Bob McDorman: Are you - do you think that it's - I mean, does it really assume heroic assumptions to think that at some point you could get 7 percent after-tax margins on this business?

Philippe Lemaitre: No, I'll tell you two things. I have said for the last year or two that I believe that we can grow to probably $300 to 400 million without increasing, other than economics or one hire here or there, without increasing our SG&A cost. And I still believe that. I think that our growth in sales is almost independent of our SG&A cost as you state. So that's one big effect on earnings. A second thing that happens is that we are, every year, absorbing about $3.5 million of software amortization that came from our - when we bought SST in Canada. That software amortization absorption of $3.5 million a year goes away in 2007. So a portion of that will come back to our bottom line in 2007, and starting 2008, all of that comes back to the bottom line. So all of a sudden you'll see a very clear change in the earnings.

Bob McDorman: Thank you.

Philippe Lemaitre: Thank you, Bob.

Operator: We'll take our next question from Dennis Scannell with Rutabega
Capital.

Dennis Scannell: Yes, hi, Philippe and Bob.

Philippe Lemaitre: Hi, Dennis.

Dennis Scannell: Just a couple quick things. When - let's see, the inventory charge - So that $230,000, was that a write down to inventories then in the fourth quarter?

Robert Fisher: Yes, it was.

Dennis Scannell: So it did go through the P&L.

Robert Fisher: Correct.

Dennis Scannell: Yes, that's what I would have thought. Do you have a sense of what the - or can you give us a sense of what the, you know, truing up the LIFO reserve, how much that impacted the Electrical group's EBIT in the fourth quarter?

Robert Fisher: No, I don't really have it broken - no, I don't have it broken down between Electrical and Connectivity.

Dennis Scannell: OK. But it - was the LIFO charge worse in electrical or ...

Joseph Nogal: The majority of it should have been through Electrical as opposed to Connectivity because Connectivity has - LIFO is something that's used in the United States, it's not used in any of our international operations.

Dennis Scannell: OK. OK. I would think also that would be where Electrical would be - where there would be just more material, too. Is that ...

Joseph Nogal: That is correct.

Dennis Scannell: You know, steel and resins and so on. OK. And to Philippe's point that it's a business that should - drilling down again into Electrical - that should be delivering about 40 percent gross margins. Can you say where it is now either for the full year '05 or for the recent quarters?

Robert Fisher: We ran, 40 percent in Q3 and we're down in Q4 because of the inventory situation. But we expect it to be 39 to 40 percent next year.

Dennis Scannell: OK, OK. And would that - would that translate back to that kind of 12 percent EBIT margin or is there - are there some SG&A costs, too, that will be dragging that a bit?

Robert Fisher: No, it'll get it back to that level.

Dennis Scannell: OK, great. On the - in the segment information - on the corporate where for the year we were at $2.9 million roughly, with the Sarbanes-Oxley costs coming down by, you know, maybe as much as a million, maybe a little more, can we expect that to go down about a million? Is that...

Robert Fisher: Yes, you can.

Dennis Scannell: OK, terrific. This is kind of a naive question. But on the legal settlement, I'm assuming that there's no ongoing licensing revenues or anything like that, that was just a lump-sum payment.

Robert Fisher: Yes.

Dennis Scannell: OK. And then, finally, probably the unanswerable question, Europe I think have been chugging along pretty well through the - up until the fourth quarter. I was just kind of going through my notes from the - from the third quarter call, around July where you guys had said I think Europe at that time was up about 6 percent ex-currencies, but you did say, look, it's - Europe is really weakening. How bad - I mean, it sounds like you'll probably have a pretty tough comparison for at least the first half of your fiscal year. Can you talk a little bit about that and about your outlook for Europe and, let's say, confidence levels that it's not a - maybe a share loss or anything like that, that it is just a weak market?

Philippe Lemaitre: Yes, we have done a lot of detailed review. Anytime that one portion of our business goes down, we do that. And from these detailed reviews, customer-by-customer and project won versus project lost versus project delayed, I don't think that we have market share loss. I didn't see it and our people there didn't see it as well. There was a clear slow-down, there was a clear postponement of projects. The backlog in certain countries, not all of them, but in certain countries, started to rebound a little bit toward the end of the fourth quarter and the beginning of this quarter. At this point in time, we expect from what we have seen and from the backlog, we expect Europe to be on their plan. So Europe is not, fundamentally bad, but it's not fundamentally good either. And what happened there is that from quarter to quarter almost you can very well see a country that goes in recession like Italy did in this past year and then comes back up and then another one slides down I would expect that France with all the issues that are there right now might be a tough market for a little while. So Europe doesn't have any strong forces that, make them - from an economic point of view make them go ahead, and we don't see that in 2006 either. So we are being pretty conservative in our planning for Europe next year, and we believe that with the plan that we have and the action we have done, which has to do with concentrated sales force. We put that under one management, and we also concentrated some of our engineering and support. I believe that we can be a little bit more effective in an overall market that is going to be so-so.

Dennis Scannell: Yes, OK. So would your - I mean, would it be safe to say, then, your guidance assumes kind of a down Europe for the fiscal year.

Philippe Lemaitre: Yes.

Dennis Scannell: Yes, OK. OK, great. That's it for me.

Robert Fisher: Dennis, one other thing ...

Dennis Scannell: Yes, please.

Robert Fisher: In terms of the improvement in corporate next year, it'll improve for the SOX, but there's also the partial offset due to the stock expensing.

Dennis Scannell: Right, OK, yes, obviously. Yes, so that's the 4 cents. And just out of - that starts in '06 or were you doing any of that in the latter part of '05?

Robert Fisher: It starts in our first quarter for fiscal year 2006, and the incremental cost is about $750,000.

Dennis Scannell: Yes. Well, great. I have to say, in the tough - in the tough market at least from Europe and going against the negative headwind of a higher tax in '06, like I say, I'm pleased to see the kind of earnings growth that you guys are projecting. So kudos and look for more.

Philippe Lemaitre: Thank you, Bob - Dennis. I'm sorry.

Dennis Scannell: Take care.

Operator: As a reminder to our audience today, it is star one if you would like to ask a question. We'll now hear from Henry Chu with First Capital Alliance.

Henry Chu: Yes, I've got a couple quick questions. First of all, what is your free cash flow through, you know, this quarter?

Robert Fisher: Hold on. The cash flow from operations was $15.8 million for the year and our capex was $9 million. So the difference between those.

Henry Chu: OK. And do you have a stock repurchase program in place?

Robert Fisher: No, we don't.

Henry Chu: OK. And have any insiders purchased stock in the last 6 months?

Robert Fisher: No.

Henry Chu: OK.

Philippe Lemaitre: Nor sold.

Henry Chu: Nor sold. OK. All right. Thanks for a good quarter and I'd like to see some insider purchasing. Thank you.

Philippe Lemaitre: Thank you.

Operator: We'll now take a follow-up question from John Franzreb with Sidoti & Company.

John Franzreb: I was wondering if you could just discuss your outlook for the automotive sector and how you think that's going to impact you in fiscal '06.

Philippe Lemaitre: Well, I think it should be positive. I mentioned sometime during the call that we are counting on a pretty large contract, long-term contract, which should represent double-digit media per year, not next year but the year after single-digit next year. So I think that that's going to be very positive. We haven't put that in our forecast, that upside that could happen to us. The rest of the current automotive, we have grown there - I don't have a number to give you, but we have grown there this year definitely compared to the previous year. And we should be
- we should be at about a steady state for the coming year. Beyond that, you know, there are some uncertainties in automotive, and we will see. But for 2006, we are cautiously optimistic on the existing business, and hopefully, what I mentioned before will happen and that will give us a boost.

John Franzreb: OK, Philippe. So if I heard you correctly, if you win this contract it's an incremental positive to your earnings forecast in '06.

Philippe Lemaitre: Yes.

John Franzreb: OK, great. Second question, could you discuss your headway in wireless connectivity products and how much of your Connectivity sales mix is to the wireless connectivity market, or is it something you're not - you don't have a lot of exposure to. Just give me some color there.

Philippe Lemaitre: No, we don't - we don't have a lot of exposure with wireless. We - at this stage, wireless is more on our drawing board than in our existing products. You know, with most of our products in the manufacturing environment going directly to every sensor or every outlet there, you have to be cabled or else wireless is still an expensive position. Where wireless play in factories is more to transmit data from one factory to the corporation or things like that. There is a little bit of wireless in some PLC, but it's a very small application in factory. Now, it will come at some point in time, but it will be a few nodes in a factory versus where you still have to bring power and direct connection to sensors and so on, which makes the majority of the nodes, and that's where our products play.

John Franzreb: OK. Thank you. That was helpful.

Philippe Lemaitre: Thank you.

Operator: As a final reminder, it is star one to ask a question. We'll pause for just a moment.

         It appears there are no further questions, Mr. Lemaitre. I'll turn things back over to you for any additional or closing remarks.

Philippe Lemaitre: No. Thank you very much, everybody. And have a great holiday period and we'll talk to you early next year. Thank you.

Operator: That does conclude today's conference. Thank you for your participation and have a wonderful day.

END